Exhibit 5.1

November 6, 2026

Harmonic Inc.

2590 Orchard Parkway

San Jose, California 95131

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Harmonic Inc., a Delaware corporation ("the Company"), with the Securities and Exchange Commission (the "Commission"), on or about the date hereof, relating to the registration under the Securities Act of 1933, as amended (the "Act"), of shares of the Company’s common stock, par value $0.001 per share (the “Shares”), consisting of: (i) 3,000,000 shares of common stock to be issued under the Harmonic Inc. 2025 Equity Incentive Plan, as amended and restated effective as of June 4, 2026 (the “Plan”). As your legal counsel, we have reviewed the actions proposed to be taken by the Company in connection with the issuance and sale of the Shares to be issued under the Plan.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner described in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement and in any amendments thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI, P.C.

/s/ Wilson Sonsini Goodrich & Rosati, P.C.